Exhibit 99.1

AMN Healthcare Completes Two Acquisitions

—MedPartners expands AMN’s Leadership in Mid-Revenue Cycle Services—

—Phillips DiPisa, Leaders For Today Bolster C-Suite Search, Interim

Leadership—

SAN DIEGO, April 9, 2018 – AMN Healthcare Services, Inc. (NYSE: AMN) today announced that it has completed two acquisitions: MedPartners, a leading national mid-revenue cycle firm; and two related brands in healthcare leadership solutions, Phillips DiPisa and Leaders For Today.

MedPartners

MedPartners, based in Tampa, Florida, provides solutions that help maximize healthcare facilities’ revenue integrity, improve patient care management and support care-quality reporting requirements. The purchase price was $195 million, with up to an additional $20 million based on future financial performance. MedPartners generated 2017 revenue of approximately $125 million with an adjusted EBITDA margin of 16%. The MedPartners acquisition is expected to be immediately accretive to AMN’s earnings per share.

“As the leading healthcare workforce provider, we understand the growing need for healthcare facilities to optimize revenue to provide a more effective, quality patient care experience,” said Susan Salka, President and Chief Executive Officer of AMN Healthcare. “With the acquisition of MedPartners, we can deliver a full range of mid-revenue cycle solutions that include Case Management, Clinical Documentation Improvement (CDI), Medical Coding and Registry Services to our clients and healthcare professionals. The combination of Peak Health Solutions and MedPartners positions AMN Healthcare as the leading provider of mid-revenue cycle workforce solutions.”

Marci Wilhelm, President and Co-Founder of MedPartners added, “We are proud of the work we have done to move the healthcare industry forward, delivering the highest quality services to our clients and opportunities to our candidates. We are looking forward to bringing our capabilities to AMN Healthcare and expanding the reach of our innovative solutions.”

The transaction is structured to allow AMN to realize tax benefits having an estimated net present value of approximately $25 million. The acquisition was funded through the Company’s revolving credit facility. This business will be included in the Company’s Other Workforce Solutions segment for financial reporting purposes.

Phillips DiPisa and Leaders For Today

Phillips DiPisa and Leaders For Today, based in the Boston area, offer a range of leadership staffing and permanent placement solutions for the healthcare industry. Phillips DiPisa is a nationwide executive retained search firm with branch offices in Atlanta, Chicago, Los Angeles and Philadelphia. Leaders For Today provides interim and permanent leadership workforce solutions. Both businesses have a particularly strong presence and market share in the important Northeast region. The purchase price was $30 million, with potential for an additional $7 million based on future financial performance, and was funded out of cash on hand. The combined companies generated 2017 revenue of approximately $23 million and an adjusted EBITDA margin of 20%. The acquisition is expected to be immediately accretive to AMN’s earnings per share.

“Healthcare organizations are looking for strong, experienced leaders to guide them through this period of unprecedented change,” said Ms. Salka. “The addition of Phillips DiPisa and Leaders For Today will expand our leadership placement services for the C-suite, meeting a critical need for healthcare executive teams and their boards as they navigate consolidation and develop ways to optimize their workforce and deliver high-quality care.”

Dan Phillips, Founder and Partner of Phillips DiPisa added, “Our purpose has always been to partner with healthcare organizations in finding the best leaders for their business. We are thrilled to bring our expertise in executive-level searches to AMN Healthcare, where together we can deliver even greater value to our clients and the ever-evolving healthcare community.”

The transaction is structured to allow AMN to realize tax benefits having an estimated net present value of approximately $4 million. The business will be included in the Company’s Other Workforce Solutions segment for financial reporting purposes.

In connection with these acquisitions, we issued restricted stock unit awards that vest ratably over three years under our Employment Inducement Equity Plan to 14 management team members in the aggregate amount of approximately 37,000 shares.

Media Contacts:

Jim Gogek, Corporate Communications

AMN Healthcare

(858) 350-3209

Jim.Gogek@amnhealthcare.com

Randle Reece

Director, Investor Relations

AMN Healthcare

(866) 861-3229

Randle.Reece@amnhealthcare.com

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. AMN Healthcare’s workforce solutions – including managed services programs, vendor management systems, recruitment process outsourcing and consulting services – enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry. AMN Healthcare disseminates news and information about the Company through its website, which can be found at www.amnhealthcare.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding accretion to earnings per share. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated.

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